Exhibit 99.1
STONE ENERGY CORPORATION

Announces Third Quarter 2006 Results
LAFAYETTE, LA. October 31, 2006
     Stone Energy Corporation (NYSE: SGY) today announced net income of $21.8 million, or $0.79 per share, on operating revenue of $182.2 million for the third quarter of 2006 compared to net income of $33.0 million, or $1.20 per share, on operating revenue of $159.3 million in the third quarter of 2005. For the nine months ended September 30, 2006, net income totaled $44.3 million, or $1.62 per share, on operating revenue of $509.8 million compared to net income of $110.4 million, or $4.06 per share, on operating revenue of $500.7 million during the comparable 2005 period. Net income for the nine-month period ended September 30, 2006 includes a net charge of $25.3 million pre-tax to earnings associated with the proposed merger with Energy Partners, Ltd. (NYSE: EPL), which is expected to be reversed in the fourth quarter of 2006. All per share amounts are on a diluted basis.
     As previously announced, on October 11, 2006, Stone, EPL and EPL Acquisition Corp., LLC terminated their Merger Agreement dated June 22, 2006. As part of the termination agreement, EPL paid $8 million to Stone and released all claims related to the payment of the $43.5 million termination fee that was advanced by EPL to Plains Exploration and Production Company (“Plains”) in connection with the termination of the Plains Merger Agreement. The $43.5 million termination fee was recorded as a merger expense in the second quarter income statement. Of this amount, $25.3 million was potentially reimbursable to EPL under certain circumstances described in the EPL Merger Agreement and therefore was recorded as deferred revenue on the balance sheet as of June 30, 2006 and September 30, 2006. As a result of the termination of the EPL Merger Agreement and the release of all claims relating to the repayment of the Plains termination fee, the remaining $25.3 million of the Plains termination fee will be recognized in earnings in the fourth quarter of 2006, as will the $8 million fee paid by EPL to Stone.
     Discretionary cash flow decreased 7% to $106.8 million during the three months ended September 30, 2006 compared to $114.5 million generated during the third quarter of 2005. Net cash flow provided by operating activities, as defined by generally accepted accounting principles (GAAP), totaled $121.9 million during the third quarter of 2006 compared to $151.8 million in the third quarter of 2005. For the first nine months of 2006, discretionary cash flow totaled $329.9 million compared to $372.3 million for the comparable 2005 period. Net cash flow provided by operating activities totaled $293.2 million and $402.0 million during the nine months ended September 30, 2006 and 2005, respectively. (Please see “Non-GAAP Financial Measure” and the accompanying financial statements for a reconciliation of discretionary cash flow, a non-GAAP financial measure, to net cash flow provided by operating activities.)
     Net daily production volumes during the third quarter of 2006 averaged approximately 215 MMcfe, which represented a 4% increase over average daily production for the second quarter of 2006 of 206 MMcfe and a 2% increase from average daily production for the comparable quarter in 2005 of 211 MMcfe. For the nine months ended September 30, 2006, net average daily production volumes were approximately 205 MMcfe, or 23% lower than average daily production for the nine months ended September 30, 2005. Production volumes in 2006 continued to trail volumes produced during 2005 due to the combination of natural declines from producing wells and extended Gulf Coast production shut-ins due to Hurricanes Katrina and Rita. For the fourth quarter of 2006, Stone expects net daily production to average between 235–245 MMcfe.
     Prices realized during the third quarter of 2006 averaged $67.13 per barrel (Bbl) of oil and $7.59 per thousand cubic feet (Mcf) of natural gas, which represent a 12% increase, on an Mcfe basis, over third quarter 2005 average realized prices of $53.89 per Bbl of oil and $7.81 per Mcf of natural gas. Average realized prices during the first nine months of 2006 were $65.05 per Bbl of oil and $7.84 per Mcf of natural gas representing a 24% increase on an Mcfe basis compared to $49.99 per Bbl of oil and $6.70 per Mcf of natural gas realized during the first nine months of 2005. All unit pricing amounts include the cash settlement of effective hedging contracts.

     During the third quarter of 2006, effective hedging transactions increased the average price we received for natural gas by $1.05 per Mcf. Realized oil prices were not impacted by hedging during the third quarter and year-to-date 2006. Hedging transactions reduced realized oil and gas prices during the third quarter of 2005 by $5.47 per Bbl and $0.37 per Mcf. Hedging transactions for natural gas increased the average price received for natural gas by $0.77 during the first nine months of 2006, compared to a decrease of $0.25 per Mcf during the first nine months of 2005. Realized oil prices for the first nine months of 2005 were reduced by $1.83 as a result of effective hedges.
     Lease operating expenses incurred during the third quarter of 2006 totaled $52.4 million compared to $30.9 million for the comparable quarter in 2005. For the nine months ended September 30, 2006 and 2005, lease operating expenses were $119.8 million and $88.5 million, respectively. During the third quarter of 2006, lease operating expenses included an approximate $8 million increase in property and control-of-well insurance premiums, $9.7 million of repairs in excess of estimated insurance recoveries related to damage from Hurricanes Katrina, Rita and Ivan and increased major maintenance repair activity. For the nine months ended September 30, 2006, lease operating costs included an approximate $13 million increase in property and control-of-well insurance premiums and $20.0 million of repairs in excess of estimated insurance recoveries related to damage from Hurricanes Katrina, Rita and Ivan. Lease operating expenses for 2006 were also impacted by an increase in the number of active wells.
     Depreciation, depletion and amortization (DD&A) on oil and gas properties for the third quarter of 2006 totaled $82.0 million compared to $56.6 million for the third quarter of 2005. DD&A expense on oil and gas properties for the nine months ended September 30, 2006 totaled $221.3 compared to $189.5 million during the same year-to-date period of 2005.
     Salaries, general and administrative (SG&A) expenses (exclusive of incentive compensation) for the third quarter of 2006 were $8.0 million compared to $5.2 million in the third quarter of 2005. For the nine months ended September 30, 2006 and 2005, SG&A (exclusive of incentive compensation) totaled $25.1 million and $14.7 million, respectively. The increase in SG&A expenses is due to additional compensation expense associated with restricted stock issuances, stock option expensing and higher legal and consulting fees.
     Borrowings outstanding at September 30, 2006 under our bank credit facility totaled $172.0 million with a weighted average interest rate of approximately 6.8%, and letters of credit totaling $56.9 million had been issued under the facility. In July 2006, the borrowing base under the credit facility was increased to $325 million in connection with the preferential rights acquisition of the additional working interests in Mississippi Canyon Blocks 108 and 109. Additionally, we executed a $34.0 million letter of credit in connection with the acquisition. As of October 31, 2006, we have $172.0 million of borrowings outstanding under the facility and $52.8 million committed to letters of credit resulting in $100.2 million of available borrowings. The borrowing base under the credit facility is re-determined periodically based on the bank group’s evaluation of our proved oil and gas reserves.
     As a result of the issuance of our $225 million senior floating rate notes in June 2006 and increased interest rates, interest expense increased 50% to $11.6 million in the third quarter of 2006 compared to $5.8 million, in the third quarter of 2005. Interest expense totaled $24.4 million and $17.5 million during the nine months ended September 30, 2006 and 2005, respectively.
     Capital expenditures during the third quarter of 2006 totaled $299.4 million, including $196.9 million of acquisition costs, $7.3 million of capitalized salaries, general and administrative expenses (inclusive of incentive compensation) and $4.9 million of capitalized interest. Year-to-date 2006 additions to oil and gas property costs of $591.7 million include $219.9 million of acquisition costs, $18.1 million of capitalized salaries, general and administrative expenses (inclusive of incentive compensation) and $13.4 million of capitalized interest. These investments were financed with cash flow from operating activities, working capital, proceeds from the senior floating rate notes issued in June 2006, and bank borrowings.

Increase in 2006 Capital Budget
     The board of directors authorized an increase in the 2006 capital budget from $360 million to $385 million primarily due to additional expenditures for the exploration venture in Bohai Bay, China as well as general cost increases. This figure excludes property acquisitions, lease acquisitions, asset retirement costs and capitalized G&A and interest.
Operations Update
Gulf Coast Basin
     Mississippi Canyon 109. On July 14, 2006, Stone completed the preferential rights acquisition of the Amberjack platform and additional working interests to depths of 20,000 feet in Mississippi Canyon Blocks 108 and 109. The platform was shut-in awaiting repairs and rerouting of the oil pipeline damaged during Hurricane Katrina in August 2005. Limited oil production from the Amberjack Platform was initially restored in early September via barging, but the restoration of the oil pipeline in late September has allowed Stone to produce from the platform at a rate of approximately 50-55 MMcfe per day, net to Stone. Stone has identified various exploitation and exploration projects, and expects to be active on this field in 2007. Stone has a 100% working interest (WI) in Block 109 and a 24.8% WI in Block 108 and is the operator of the field.
     East Cameron Block 121. The No. 1 Well at East Cameron Block 121 was placed on production on September 10, 2006 after the installation of surface facilities and flowlines. The well was drilled in the fourth quarter of 2005 to test the Lexus Prospect and logged 85 net feet of pay in three sands. Production from the No. 1 Well is currently 5 MMcfe per day and is expected to trend higher. Stone has a 100% WI and 80.3% net revenue interest (NRI) in the well.
Rocky Mountain Gas
     Pinedale Anticline. Stone is currently drilling the Antelope 16-5D Well and plans to drill one additional Pinedale location prior to year-end with a single drilling rig in the field. Since project commencement, 31 wells have been drilled or spud, of which 26 are producing, three are waiting on completion, one is drilling and one was a dry hole. Stone has a 50% WI and a 41% NRI in the Pinedale project and is the operator of the drilling portion of the project.
     Waltman Arch. During the third quarter, Stone participated in the drilling of the Cooper Deep No. 1 Well in the Waltman Arch Field in Wyoming. This exploratory well was designed to test multiple sections and reached a total depth of 16,824 feet in August. Initial analysis indicates potential pay in five sections. Additional drilling and development will be contingent upon further testing and analysis of the Cooper Deep No. 1 Well. Stone has a 17.5% WI and 14.4% NRI in 27,269 gross acres of the Waltman Arch Field.
Williston Basin
     Williston Basin. Stone is currently operating a two-rig drilling program in the Williston Basin horizontal Bakken play. During the third quarter of 2006, Stone drilled three company operated wells; one is in the final drilling phase, one is waiting on completion operations and one is producing. In 2006, Stone has drilled or participated in 16 Bakken development wells with a 100% success rate and expects to drill an additional three company operated wells and up to four outside operated wells during the remainder of 2006. Stone has a 62% average WI and 52% average NRI in this program.

International
     Bohai Bay, China. As previously announced, Stone drilled its first well, the CFD 22-2-1 Well, in Bohai Bay, China during the second quarter of 2006 and encountered potential oil pay in two separate intervals. The possible discovery is awaiting appraisal to determine if it is commercial and whether development will proceed. Drilling is in-progress on the second exploratory test well, the CFD 7-3-1, on a separate offshore concession in Bohai Bay. Stone entered into an agreement to participate in the drilling of two exploratory wells on two offshore concessions in Bohai Bay, China. After drilling these two wells, Stone will have the option to earn interests in the two concessions, which collectively cover approximately 750,000 acres.
2006 Updated Guidance
     Estimates for Stone’s future production volumes are based on assumptions of capital expenditure levels and the assumption that market demand and prices for oil and gas will continue at levels that allow for economic production of these products. The production, transportation and marketing of oil and gas are subject to disruption due to transportation and processing availability, mechanical failure, human error, hurricanes, and numerous other factors. Our estimates are based on certain other assumptions, such as well performance, which may vary significantly from those assumed. Lease operating expenses, which include major maintenance costs, vary in response to changes in prices of services and materials used in the operation of our properties and the amount of maintenance activity required. Estimates of DD&A rates can vary according to reserve additions, capital expenditures, future development costs and other factors. Therefore, we can give no assurance that our future production volumes, lease operating expenses or DD&A rate will be as estimated. The following is an update of our 2006 guidance:
     Production. For the fourth quarter of 2006, Stone expects net daily production to average between 235–245 MMcfe and maintains its guidance for full year 2006 average daily production to be in the range of 200–230 MMcfe per day.
     Lease Operating Expenses. Stone expects lease operating costs, excluding production taxes, to range between $155–$165 million for 2006 based upon current operating conditions and budgeted maintenance activities. This increase from the previous $125-$150 million guidance is due to incremental production costs from the Amberjack acquisition, higher hurricane related repairs, higher insurance costs, and generally higher service costs.
     Depreciation, Depletion & Amortization. Stone expects its DD&A rate to range between $3.95–$4.15 per Mcfe during 2006, which represents an increase from previous guidance of $3.60–$3.90 per Mcfe.
     Salaries, General & Administrative Expenses. Stone expects its SG&A expenses (excluding incentive compensation expense) to range between $33-$36 million during 2006.
     Capital Expenditures. Stone’s capital spending budget for 2006 has been increased from $360 million to $385 million, excluding property and lease acquisitions, asset retirement costs and capitalized interest and general and administrative costs.
     Corporate Tax Rate. Stone previously disclosed that its corporate tax rate was expected to be 35% – 36%, with substantially all of the taxes deferred. While significant fluctuations in the rate have occurred in the second and third quarters of 2006 due to merger activities, we continue to expect the average tax rate to remain in the previously disclosed range.

Hedge Position
     The following table illustrates Stone’s current hedge positions for 2006, 2007 and 2008. All contracts are 12-month contracts that settle monthly.

	Zero-Premium Collars
	Natural Gas			Oil
	Daily			Daily
	Volume	Floor	Ceiling	Volume	Floor	Ceiling
	(MMBtus/d)	Price	Price	(Bbls/d)	Price	Price
2006	10,000	$8.00	$14.28	3,000	$55.00	$76.40
2006	20,000	9.00	16.55	2,000	60.00	78.20
2006	20,000	10.00	16.40

2007				3,000	60.00	78.35
2007				3,000	60.00	93.05

2008				3,000	60.00	90.20
Non-GAAP Financial Measure
     In this press release, we refer to a non-GAAP financial measure we call “discretionary cash flow.” Management believes discretionary cash flow is a financial indicator of our company’s ability to internally fund capital expenditures and service debt. Management also believes this non-GAAP financial measure of cash flow is useful information to investors because it is widely used by professional research analysts in the valuation, comparison, rating and investment recommendations of companies within the oil and gas exploration and production industry. Discretionary cash flow should not be considered an alternative to net cash provided by operating activities or net income, as defined by GAAP. (See reconciliation of discretionary cash flow to cash flow provided by operating activities in the Consolidated Statement of Operations and Net Cash Flow Information.)
Other Information
     Stone Energy has planned a conference call for 11:00 a.m. Central Time on Wednesday, November 1, 2006 to discuss the operational and financial results for the third quarter of 2006. Anyone wishing to participate should visit our website at www.StoneEnergy.com for a live web cast or dial 1-877-228-3598 and request the “Stone Energy Call.” If you are unable to participate in the original conference call, a replay will be available immediately following the completion of the call on Stone Energy’s Web site. The replay will be available for one week.
     Stone Energy is an independent oil and natural gas company headquartered in Lafayette, Louisiana, and is engaged in the acquisition and subsequent exploration, development, operation and production of oil and gas properties located in the conventional shelf of the Gulf of Mexico, the deep shelf of the Gulf of Mexico, the deepwater of the Gulf of Mexico, the Rocky Mountain region and the Williston Basin. Stone is also engaged in an exploratory joint venture in Bohai Bay, China. For additional information, contact Kenneth H. Beer, Chief Financial Officer, at 337-237-0410-phone, 337-237-0426-fax or via e-mail at CFO@StoneEnergy.com.
     Certain statements in this press release are forward-looking and are based upon Stone’s current belief as to the outcome and timing of future events. All statements, other than statements of historical facts, that address activities that Stone plans, expects, believes, projects, estimates or anticipates will, should or may occur in the future, including future production of oil and gas, future capital expenditures and drilling of wells and future financial or operating results are forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include the timing and extent of changes in commodity prices for oil and gas, operating risks and other risk factors as described in Stone’s Annual Report on Form 10-K as filed with the Securities and Exchange Commission. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, Stone’s actual results and plans could differ materially from those expressed in the forward-looking statements.

STONE ENERGY CORPORATION
SUMMARY STATISTICS
(In thousands, except per share/unit amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
FINANCIAL RESULTS
Net income	$21,758	$32,978	$44,314	$110,372
Net income per share	$0.79	$1.20	$1.62	$4.06

PRODUCTION QUANTITIES
Oil (MBbls)	1,465	1,111	3,803	4,080
Gas (MMcf)	10,971	12,728	33,139	44,260
Oil and gas (MMcfe)	19,761	19,394	55,957	68,740

AVERAGE DAILY PRODUCTION
Oil (MBbls)	16	12	14	15
Gas (MMcf)	119	138	121	162
Oil and gas (MMcfe)	215	211	205	252

REVENUE DATA (1)
Oil revenue	$98,340	$59,872	$247,375	$203,979
Gas revenue	83,216	99,403	259,726	296,687

Total oil and gas revenue	$181,556	$159,275	$507,101	$500,666

AVERAGE PRICES (1)
Oil (per Bbl)	$67.13	$53.89	$65.05	$49.99
Gas (per Mcf)	7.59	7.81	7.84	6.70
Per Mcfe	9.19	8.21	9.06	7.28

COST DATA
Lease operating expenses	$52,403	$30,895	$119,825	$88,503
Salaries, general and administrative expenses (2)	8,027	5,205	25,092	14,698
DD&A expense on oil and gas properties	82,016	56,552	221,310	189,508

AVERAGE COSTS (per Mcfe)
Lease operating expenses	$2.65	$1.59	$2.14	$1.29
Salaries, general and administrative expenses (2)	0.41	0.27	0.45	0.21
DD&A expense on oil and gas properties	4.15	2.92	3.96	2.76

AVERAGE SHARES OUTSTANDING — Diluted	27,619	27,389	27,429	27,194

(1)	Includes the cash settlement of effective hedging contracts.

(2)	Exclusive of incentive compensation expense.

STONE ENERGY CORPORATION
CONSOLIDATED STATEMENT OF OPERATIONS
AND NET CASH FLOW INFORMATION
(In thousands)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
STATEMENT OF OPERATIONS
Operating revenue:
Oil production	$98,340	$59,872	$247,375	$203,979
Gas production	83,216	99,403	259,726	296,687
Derivative income	602	—	2,670	—

Total operating revenue	182,158	159,275	509,771	500,666

Operating expenses:
Lease operating expenses	52,403	30,895	119,825	88,503
Production taxes	3,413	3,273	11,515	9,698
Depreciation, depletion and amortization	83,038	57,345	224,214	191,764
Accretion expense	3,153	1,790	9,238	5,369
Salaries, general and administrative expenses	8,027	5,205	25,092	14,698
Incentive compensation expense	3,025	246	3,630	1,259
Derivative expenses	—	4,831	—	4,831

Total operating expenses	153,059	103,585	393,514	316,122

Income from operations	29,099	55,690	116,257	184,544

Other (income) expenses:
Interest	11,579	5,781	24,386	17,546
Other income, net	(2,023)	(827)	(4,683)	(2,659)
Merger expenses, net	490	—	28,773	—

Total other expenses	10,046	4,954	48,476	14,887

Income before taxes	19,053	50,736	67,781	169,657

Provision (benefit) for income taxes:
Current	170	—	170	—
Deferred	(2,875)	17,758	23,297	59,285

Total income taxes (benefit)	(2,705)	17,758	23,467	59,285

Net income	$21,758	$32,978	$44,314	$110,372

NET CASH FLOW INFORMATION

Reconciliation of non-GAAP financial measure:
Discretionary cash flow	$106,784	$114,489	$329,896	$372,335

Net working capital changes and other	15,091	37,268	(36,669)	29,657

Net cash flow provided by operating activities	$121,875	$151,757	$293,227	$401,992

STONE ENERGY CORPORATION
CONSOLIDATED BALANCE SHEET
(In thousands)
(Unaudited)

	September 30,	December 31,
	2006	2005
Assets

Current assets:
Cash and cash equivalents	$28,053	$79,708
Accounts receivable	258,538	211,685
Other current assets	18,917	10,266

Total current assets	305,508	301,659

Oil and gas properties:
Proved, net	1,934,302	1,564,312
Unevaluated	247,098	246,647
Building and land, net	5,838	5,521
Fixed assets, net	8,709	9,331
Other assets, net	18,355	12,847

Total assets	$2,519,810	$2,140,317

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable to vendors	$160,716	$160,682
Undistributed oil and gas proceeds	52,078	59,187
Asset retirement obligations	68,600	53,894
Deferred merger expense reimbursement	25,300	—
Other accrued liabilities	29,573	11,390

Total current liabilities	336,267	285,153

8 1/4% Senior Subordinated Notes due 2011	200,000	200,000
6 3/4% Senior Subordinated Notes due 2014	200,000	200,000
Senior Floating Rate Notes due 2010	225,000	—
Bank debt	172,000	163,000
Deferred taxes	256,311	231,961
Asset retirement obligations	114,499	113,043
Other long-term liabilities	3,886	3,037

Total liabilities	1,507,963	1,196,194

Common stock	275	272
Treasury stock	(1,161)	(1,348)
Additional paid-in capital	500,098	500,228
Unearned compensation	—	(15,068)
Retained earnings	499,465	455,183
Accumulated other comprehensive income	13,170	4,856

Total stockholders’ equity	1,011,847	944,123

Total liabilities and stockholders’ equity	$2,519,810	$2,140,317